Exhibit 23.3

CONSENT OF DIRECTOR NOMINEE

I hereby consent to the inclusion in the Registration Statement on Form S-1 of CinCor Pharma, Inc., and any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a member of the Board of Directors of CinCor Pharma, Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated: December 17, 2021

/s/ June Lee, M.D.

June Lee, M.D.